Exhibit 99

News Release

Date: April 21, 2003	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: “MDST”
Title: Chief Financial Officer	Website: www.midstatebank.com

MID-STATE REPORTS 7.9% EARNINGS INCREASE

Arroyo Grande, California - Mid-State Bancshares (the Company), the holding company for Mid-State Bank & Trust (the Bank), reported net income of $7.4 million for the three months ended March 31, 2003, a 7.9% increase over the comparable 2002 period’s earnings of $6.9 million.  Diluted earnings per share were $0.30 for the first quarter of 2003 compared to $0.28 in the 2002 period.

 “We are again pleased with the Company’s results achieved in these uncertain economic times,” noted Mr. James W. Lokey, President and Chief Executive Officer.  “We believe our solid performance helps explain the 33% rise in the value of Mid-State stock over the past three years at a time when the general market, as measured by the S&P 500, is down over 43%.  We continue to focus, as we have for 40 years, on what we do best – being a premier performing, super community bank.”

James G. Stathos, Executive Vice President and Chief Financial Officer added that “in facing flat net interest income in the current low interest rate environment, we have focused our attention on expanding the fees generated from our mortgage banking operation to take advantage of the current refinancing activity.  We are now seeing the success of this effort with a $921 thousand increase in the gain on sale of mortgage loans over the comparable quarter.”

Total assets of the Company were up 5.5% from $1.873 billion one year earlier to $1.977 billion at March 31, 2003.  This growth was fueled by an increase in deposits of 5.9% to $1.702 billion, up from $1.607 billion one year earlier.  The growth in deposits was centered in core deposits.  While Time Deposits decreased from $432.2 million one year earlier to $400.6 million at period end, all other categories of Demand, NOW, Money Market and Savings increased to $1.302 billion from $1.175 billion one year earlier.  In an ongoing effort to improve earnings, the Company continues to focus its attention on attracting lower cost core deposits and has consciously chosen not to pay higher rates on certain more expensive Time Deposits.  Loan activity over the last year has been slow with loans declining by $50 million from $1.145 billion to $1.095 billion at period-end.

During the first quarter of 2003, the Company has continued its stock repurchase program, repurchasing a total of 232,590 shares during the quarter.  In the comparable 2002 period, the Company repurchased 24,481 shares.  Additionally, the dividend declared during the first quarter was $0.11 per share compared to $0.10 per share one year earlier.

Non-performing asset levels totaled $16.8 million off a low base of $3.7 million one year earlier.  The level of non-performing assets as a percent of total assets was 0.8% compared to the 0.2% level of one year ago.  The level of non-performing assets is centered primarily in two lending relationships secured by real estate (total $14.4 million).  Management has established specific reserves that would offset potential losses, if any, arising from less than full recovery of the loans from the supporting collateral.  The ratio of the Company’s allowances for losses to non-performing loans was 115% compared to 560% one year earlier.  On a quarterly basis, management performs an analysis of the adequacy of the allowance for loan losses.  The results of this analysis for the quarter ended March 31, 2003 determined that the allowance was adequate to cover losses inherent in the portfolio.

For over 40 years, Mid-State Bank has provided its customers with a friendly, home-based, community oriented bank.  With assets of nearly $2.0 billion and 39 office locations, Mid-State Bank & Trust serves over 100,000 Central Coast households and employs some 800 San Luis Obispo, Santa Barbara, and Ventura County residents.  Mid-State Bank & Trust . . . Partners in Your Community Since 1961.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act.  All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company’s beliefs and expectations concerning future operating results.  Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results.  The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please See Pertinent Financial Data Attached.

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Consolidated Financial Data - Mid-State Bancshares

(Unaudited)

	Quarter Ended
(In thousands)	Mar. 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002
Interest Income (not taxable equivalent)	$25,865	$27,107	$27,164	$27,205	$27,856
Interest Expense	2,834	3,404	4,020	4,167	4,790
Net Interest Income	23,031	23,703	23,144	23,038	23,066
Provision for Loan Losses	150	—	—	300	300
Net Interest Income after provision for loan losses	22,881	23,703	23,144	22,738	22,766
Non-interest income	6,914	6,419	6,175	5,744	5,983
Non-interest expense	18,335	17,441	18,267	17,330	17,887
Income before income taxes	11,460	12,681	11,052	11,152	10,862
Provision for income taxes	4,017	3,966	3,966	3,998	3,962
Net Income	$7,443	$8,715	$7,086	$7,154	$6,900

	Quarter Ended
(In thousands, except per share data)	Mar. 31, 2003	Dec. 31, 2002	Sept. 30, 2002	June 30, 2002	Mar. 31, 2002
Per share:
Net Income - basic	$0.32	$0.37	$0.30	$0.30	$0.29
Net Income - diluted	$0.30	$0.35	$0.29	$0.29	$0.28
Weighted average shares used in Basic E.P.S. calculation	23,598	23,773	23,924	24,067	24,089
Weighted average shares used in Diluted E.P.S. calculation	24,638	24,769	24,815	24,877	24,928
Cash dividends	$0.11	$0.11	$0.10	$0.10	$0.10
Book value at period-end	$10.89	$10.72	$10.57	$10.20	$9.82
Tangible book value at period end	$9.09	$8.94	$8.79	$8.44	$8.05
Ending Shares	23,488	23,697	23,839	24,050	24,094

Financial Ratios
Return on assets	1.55%	1.79%	1.47%	1.54%	1.51%
Return on tangible assets	1.58%	1.83%	1.50%	1.57%	1.55%
Return on equity	11.84%	13.72%	11.31%	11.91%	11.88%
Return on tangible equity	14.18%	16.48%	13.63%	14.46%	14.51%
Net interest margin (not taxable equivalent)	5.29%	5.36%	5.28%	5.45%	5.57%
Net interest margin (taxable equivalent yield)	5.69%	5.73%	5.61%	5.77%	5.85%
Net loan (recoveries) losses to avg. loans	(0.03% )	0.61%	0.62%	0.05%	0.10%
Efficiency ratio	61.2%	57.9%	62.3%	60.2%	61.6%

Period Averages
Total Assets	$1,947,332	$1,935,767	$1,914,466	$1,867,782	$1,849,338
Total Tangible Assets	1,905,206	1,893,659	1,872,173	1,825,298	1,806,736
Total Loans (includes loans held for sale)	1,115,920	1,098,947	1,081,936	1,126,375	1,130,367
Total Earning Assets	1,764,490	1,755,655	1,739,554	1,696,190	1,680,663
Total Deposits	1,672,208	1,661,588	1,641,953	1,608,633	1,584,075
Common Equity	254,950	251,922	248,608	240,900	235,523
Common Tangible Equity	212,824	209,814	206,315	198,416	192,921

Balance Sheet - At Period-End
Cash and due from banks	$113,257	$128,036	$110,454	$115,891	$93,403
Investments and Fed Funds Sold	669,990	625,483	637,124	585,313	554,754
Loans held for sale	26,794	22,560	3,760	4,801	3,871
Loans, net of deferred fees, before allowance for loan losses	1,095,355	1,087,551	1,106,184	1,101,695	1,144,911
Allowance for Loan Losses	(17,576)	(17,370)	(17,465)	(19,160)	(19,000)
Goodwill and other intangibles	42,289	42,264	42,254	42,441	42,633
Other assets	47,772	46,216	45,711	47,610	52,684
Total Assets	$1,977,881	$1,934,740	$1,928,022	$1,878,591	$1,873,256

Non-interest bearing deposits	$397,622	$390,212	$391,350	$374,744	$364,923
Interest bearing deposits	1,304,525	1,262,735	1,247,987	1,224,270	1,241,760
Other borrowings	2,382	10,973	11,574	12,696	4,790
Allowance for losses - unfunded commitments	1,811	1,771	1,687	1,687	1,687
Other liabilities	15,777	14,914	23,514	19,888	23,601
Shareholders’ equity	255,764	254,135	251,910	245,306	236,495
Total Liabilities and Shareholders’ equity	$1,977,881	$1,934,740	$1,928,022	$1,878,591	$1,873,256

Asset Quality & Capital - At Period-End
Non-accrual loans	$16,799	$16,748	$10,729	$12,449	$3,586
Loans past due 90 days or more	—	—	4	68	110
Other real estate owned	—	—	—	—	—
Total non performing assets	$16,799	$16,748	$10,733	$12,517	$3,696
Allowance for losses to loans, gross (1)	1.8%	1.8%	1.7%	1.9%	1.8%
Non-accrual loans to total loans, gross	1.5%	1.5%	1.0%	1.1%	0.3%
Non performing assets to total assets	0.8%	0.9%	0.6%	0.7%	0.2%